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                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY


                                                   |__|  Employee's Copy
                                                   |__|  Employer's Copy



                                RDA Corporation
                              Employment Agreement

To R. Donald Awalt:

     This Agreement establishes the terms of your continued employment as Chief Executive Officer of RDA Corporation, a Delaware corporation ("RDA").

Employment     You and RDA agree to your continued employment as Chief Executive
and Duties     OFficer of RDA on the terms contained below.  You will report directly to RDA's Board of Directors (the "Board"). You agree to perform whatever duties the Board may assign you from time to time that are consistent with services customarily performed by the chief executive officer of a similar company.

               During your employment, you agree to devote your full business time and best efforts, attention, and energies to performing those duties (except as the Board otherwise agrees from time to time). RDA acknowledges that you may serve as a director or comparable non-employee position for other companies and agrees that such service does not violate this Agreement, so long as you do not violate the No Competition provision. You may manage your personal investments, as long as the management takes only reasonable amounts of time.

Term of        Your employment under this Agreement begins as of August 21, 2000
Employment     (the "Effective Date") and will end at 6 p.m. Eastern Time on
               October 1, 2003, unless earlier ended or later extended.

               Your employment under this Agreement will automatically extend to October 1, 2004 unless one party gives notice of non-extension to the other no later than September 30, 2001. The term will extend beyond October 1, 2004 in one-year increments unless one party gives notice of non-extension to the other no later than two years before the then current extension would end. The initial employment period plus any extensions under this Agreement constitute the "Term."

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Place of       Your principal place of employment will be RDA's corporate
Employment     offices in Timonium, Maryland, or such other location at which you agree to work, and in office space you consider appropriate.


Compensation   RDA will provide you compensation and incentives as follows:

     Salary RDA will pay you an annual salary (the "Salary") from the Effective Date at the rate of no less than $300,000 in accordance with its regular payroll practices. The Board will consider you for Salary increases at least annually, on or around January 1, and may increase but not decrease your Salary.

     Performance    You will have the opportunity to receive a performance bonus
     Bonus          with respect to each fiscal year ending during the term of this Agreement, based on objective criteria to which you agree before the fiscal year begins. The bonus may be up to 150% of your Salary (although the Compensation Committee can authorize higher payments).

     Employee       While RDA employs you, RDA will provide you with the same
     Benefits       benefits, as RDA makes generally available from time to time to RDA's senior executives, as those benefits are amended or terminated from time to time. Your benefits will be at or above the level of any other executive in the Company, assuming you satisfy underwriting criteria for such benefits. Your participation in RDA's benefit plans will be subject to the terms of the applicable plan documents and RDA's generally applied policies, and RDA in its sole discretion may from time to time adopt, modify, interpret, or discontinue such plans or policies.

Expenses RDA will reimburse you for reasonable travel, entertainment, and other out-of-pocket expenses you incur in performing your duties under this Agreement, upon submission and approval of written statements and bills that comply with RDA's then regular procedures.

Termination    Subject to the provisions of this section, you and RDA agree that it may terminate your employment, or you may resign, except that, if you voluntarily resign, you must provide RDA with 90 days' prior written notice (unless RDA has previously waived such notice in writing or authorized a shorter notice period).

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     By RDA         RDA may terminate your employment for Cause, with written
     For Cause      notice stating the acts, omissions, refusals, or failures
                    that RDA believes constitute Cause, if you:

                    (i) are convicted of, or plead guilty or no contest to, any misdemeanor (other than for minor infractions) involving fraud, breach of trust, or misappropriation, or any felony; or

                    (ii) commit an act of gross negligence or otherwise act with willful disregard for RDA's best interests, and the result of your actions is materially adverse to RDA.

                    When providing you with a written notice of termination for Cause under Clause (ii), the Board will provide you with at least 30 days in which to correct the specified act, omission, refusal, or failure. If not corrected within that period, your employment will terminate for Cause at the end of that period. Your termination for Cause under Clause (i) will be effective immediately upon the Board's mailing or transmission of such notice.

     By RDA         RDA may terminate your employment under this Agreement
     Without Cause  before the end of the Term, without Cause, upon 90 days'
                    prior written notice.

     By RDA         If you become "disabled," RDA may terminate your employment.
     For Disability You are "disabled" if you are unable, despite whatever reasonable accommodations the law requires, to render services to RDA for more than 180 days in a calendar year because of physical or mental disability, incapacity, or illness.

     Death If you die during the term, the term will end as of the date of your death.

     By You for     You may resign for Good Reason because of any of the
     Good Reason    following conditions:

                         RDA materially breaches this Agreement (and your actions or omissions did not primarily cause or materially contribute to the breach) and fails to correct such breach within 30 days (10 days for failure to pay Salary) after receiving your written demand that it remedy the breach;

                         the Board assigns you duties inconsistent with, or substantially diminishes, your status or responsibilities as a chief executive officer or attempts to reduce your compensation below the level described in this Agreement

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                         or relocates your principal place of employment without
                         your consent by more than 20 miles (and your consent to one relocation does not waive any future objections to a later relocation);

                         you have attained age 60;

                         you cease to be a member the Board (other than by your voluntary resignation or your choice not to stand for re-election or re-appointment); or

                         RDA fails to obtain a satisfactory written agreement from any successor to assume and agree to perform this Agreement, which successor you reasonably conclude is capable of performing its obligations under this Agreement.

                    RDA agrees that your continuing to work during the initial 90 days after a Good Reason occurs does not mean that you are waiving your rights to resign for Good Reason. Thereafter, you waive your rights with respect to that specific occurrence of Good Reason.

Payments on    Except to the extent the law requires otherwise or as provided in
Termination    this Payments on Termination section or in any option agreement, neither you nor your beneficiary or estate will have any rights or claims under this Agreement or otherwise to receive severance or any other cash compensation (other than Salary, bonuses, and vacation already accrued but not paid and reimbursement of unpaid expenses) after your termination or resignation.

     By RDA         If RDA terminates your employment without Cause, or you
     Without Cause terminate your employment for Good Reason, RDA will pay you or By You for severance consisting of Salary, as then in effect, and your
     Good Reason    maximum bonus potential (for the year of termination,
                    multiplied by the full and fractional years remaining in the
                    Term) for the remaining Term. RDA will pay you half within 10 days after your employment ends and the remainder ratably over the period to which the severance equates. In addition, RDA will accelerate any options you then hold such that all options will become immediately exercisable as a result of your termination or resignation (and will expire in accordance with the options' terms, normally within 90 days after such date). RDA will also pay the premiums on your split dollar policy for the period during which you are receiving severance, as well as pay the premiums for the continuation of your health and dental coverage under
                    Section 4980B of the Code (referred to as COBRA coverage).

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        By RDA         If RDA terminates your employment because you are
        Because of     disabled, you agree that your severance consists of the
        Disability     payments during your period of disability before your
                       employment termination.

                  You are not required to mitigate amounts payable under these provisions by seeking other employment or otherwise. RDA may not offset or otherwise reduce its obligations to you under this Agreement because of any compensation you earn after your RDA employment ends.

Confidentiality   During the term of this Agreement, and at any and all times thereafter, you must hold in confidence, and not disclose to any third party, except to authorized persons in the course of your work for RDA, and not use for your benefit of yourself or that of any other individual or entity, without RDA's consent, any information of a confidential nature of which you become aware in the course of your work for RDA, or that you obtained in connection with your relationship with RDA, pertaining to the business or operations of RDA, or its clients.
                  Confidential information of this type includes, but is not limited to, any and all processes, equipment, devices, techniques, methods, designs, programs, trade secrets and the like (whether patentable or not), or data, know-how, written instructions, or other writings, client lists, pricing lists, sales techniques, or financial products, and all improvements or additions thereto of any nature whatsoever, no matter whether any of the same is the information of RDA or the information of its clients. You must hold and use articles representing or disclosing such confidential information only in the manner as authorized by RDA and may not make unauthorized copies thereof. Upon termination of employment, and at any other time upon request, you must return all records, memoranda, notes, files, and documents of and pertaining to RDA or its clients, including, but not limited to, client lists or concerning any articles, products, used or developed, investigated or considered by RDA, then in your possession, it being agreed that all such records, memoranda, notes, files, and documents are property of RDA no matter where located. You agree not to make or retain any copy or extract thereof. You agree to comply with and be bound by the terms of any confidentiality agreement to which RDA is bound concerning confidential information of its clients.

Work Product      You acknowledge and agree that any and all writings,
                  documents, inventions, discoveries, computer programs (whether source or object code), algorithms, "know-how," hardware, ideas, improvements, plans, memoranda, tests, research, designs, drawings, specifications, models, data documentation, diagrams, flow charts, processes, procedures and/or techniques
                  (whether reduced to written form or otherwise) that you may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours, or at RDA facilities or at any other time or location,

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                  and whether at the request or upon the suggestion of RDA or otherwise, that relate to or are in any way useful in connection with any business now or hereafter carried on or contemplated by RDA, including developments or expansions of its present fields of operations (collectively, "Intellectual Work Product"), will be the sole and exclusive property of RDA. You must make full disclosure to RDA of all such Intellectual Work Product, and must do everything necessary or desirable to vest absolute title thereto in RDA. You must prepare all specifications or other documentation regarding such Intellectual Work Product and otherwise aid and assist RDA so that RDA can prepare and present applications for copyright or Letters Patent therefor and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that RDA will be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. You agree that you will not be entitled to any additional or special compensation or reimbursement regarding any and all such Intellectual Work Product.

                  You acknowledge and agree that all such Intellectual Work Product that is copyrightable will be considered to be a work made for hire under United States copyright law and that such Intellectual Work Product will, upon its creation, be owned exclusively by RDA. To the extent that any such Intellectual Work Product, (including such work product as is unrelated to or is not necessarily useful in connection with any business of RDA) under applicable law, may not be considered to be a work made for hire, you hereby assign to RDA the ownership of copyright in such Intellectual Work Product, without the necessity of any further consideration, and RDA will be entitled to obtain and hold in its own name all copyrights with respect thereto.

                  To the extent that you may be entitled to claim any ownership interest in any of such Intellectual Work Product (including such work product as is unrelated to or is not necessarily useful in connection with any business of RDA), you hereby irrevocably assign and transfer to RDA all of your right, title, and interest in and to such Intellectual Work Product, (including such work product as is unrelated to or is not necessarily useful in connection with any business of RDA) under patent, copyright, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law. You acknowledge and agree that RDA may contract with clients to provide that Intellectual Work Product will be a work for hire belonging to the client and may additionally assign all ownership rights to client. You hereby irrevocably consent to such contracts and assignments.

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Covenant Not      During the term of this Agreement and for a period of two (2)
to Compete        years from the date of termination, regardless of the reason for termination, you agree that you will not directly or indirectly solicit or service or accept employment with or otherwise establish a business relationship with any Clients, as defined herein, in any manner, either personally or through others. You agree that should this Agreement be terminated, you will not communicate with Clients so as to in any way indicate that your relationship with RDA has terminated or that you are conducting business at any address other than that of RDA. Moreover, during the two (2) year period following termination, you agree that you will not, without the prior written consent of RDA, directly or indirectly induce or attempt to influence any employee of RDA to terminate his employment, or employ, establish any business relationship with, do any business with or cause or encourage anyone else to associate with, or do any business with any employee who was employed by RDA at the time of the termination of your employment or who terminated his employment for any reason during the six (6) months preceding the termination of your employment with RDA.

                  As used in this Agreement, the term "Clients" or "clients" means and includes, but is not necessarily limited to, (1) those individuals and organizations (organizations include, but are not necessarily limited to, proprietorships, partnerships, joint ventures, corporations, societies, associations and labor organizations) who or which have purchased a product or service from RDA within the two year period immediately before or during the term of your association with RDA, (2) any stockholder, principal or partner of any such client excluding, however, non-controlling stockholders of any publicly listed corporation, (3) any organization, a trustee, officer, director or stockholder of which (other than a non-controlling stockholder of any publicly listed corporation) was a client during the term of your association with RDA or within the two year period immediately before the first day of your association with RDA, and (4) any individual or organization that has approached RDA or been approached by RDA concerning the purchase of products or services within the six month period immediately preceding the termination date of this Agreement but not before the commencement of your tenure at RDA.

                  As used herein, "solicit" or "service" includes communication with an individual or an organization, by any means whatsoever, directly or indirectly regarding products and services of a type available from RDA whether or not to induce the individual or organization to immediately purchase such products or services.

Remedies You agree that in the event of any breach or threatened breach by you of the provisions of this Agreement, including, but not limited to, those provisions dealing with work product, confidentiality and non-

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                  competition, RDA will suffer immediate and irreparable injury, and RDA, without notice to you, may apply to any Court of competent jurisdiction for the entry of an immediate Order for an injunction restraining your breach of any such provision of the Agreement, without the necessity of posting a bond, and may institute and prosecute proceedings at law and equity for the specific performance of this Agreement and/or to obtain any other relief as may be appropriate, with all expenses of such legal action, including reasonable attorney's fees, being borne by you. The provisions of this Agreement pertaining to work product, confidentiality and non-competition will apply and remain in full force and effect regardless of the cause and/or manner of or reason for termination or cessation of this Agreement, and regardless of any other controversies that may arise between the parties with reference thereto or otherwise.

Assignment        If you give your prior written consent, RDA may assign or
                  otherwise transfer this Agreement and any and all of its rights, duties, obligations, or interests under it to any of the affiliates or subsidiaries of RDA or

                       to any business entity that at any time by merger, consolidation, or otherwise acquires all or substantially all of RDA's stock or assets or to which RDA transfers all or substantially all of its assets.

                  Upon such assignment or transfer, any such business entity will be treated as substituted for RDA for all purposes. Without RDA's prior written consent, you may not assign or delegate this Agreement or any or all rights, duties, obligations, or interests under it, except that your economic benefits may be paid to your heirs or beneficiaries after your death.

Indemnification;  If you are made a party or witness to any threatened, pending,
Insurance         or completed action, suit, or proceeding, whether civil,
                  criminal, administrative or investigative (other than RDA's nonderivative action against you), because you are or were performing services for RDA, then RDA must indemnify you as set forth in RDA's Charter as of the Effective Date (or as protection improves under the Charter in the future) against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement to the fullest extent the applicable state's laws now or in the future permit, and this covenant adds to any protection you may have under RDA's by-laws. RDA represents to you that it has in place and will maintain appropriate levels of errors and omissions and directors' and officers' insurance. This Indemnification;
                  Insurance section will remain in effect even after your employment or this Agreement ends.

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Amendment;        Neither you nor RDA may modify, amend, or waive the terms of
Waiver this Agreement other than by a written instrument signed by you and a duly authorized officer of RDA (with the Board's approval). Either party's waiver of the other party's compliance with any provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

Severability;     To the extent that any other provision of this Agreement is
Judicial          determined to be unenforceable, such provision will be severed
Modification      from this Agreement and the remaining provisions will remain fully enforceable as if such unenforceable provision had not been included herein. The parties agree that if a Court determines any of the provisions hereof related to non-competition are unenforceable the Court may modify this Agreement or any of its terms so as to permit the enforcement thereof as modified.

Conflicting       You hereby represent and warrant to RDA that execution of this
Agreements        Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which you may be a party or may be bound and you are not subject to any covenants that would affect your duties and obligations hereunder. You agree not to use for the benefit of RDA any proprietary information of a third party without such third party's consent.

Withholding       RDA will reduce its compensatory payments to you for
                  withholding and FICA taxes and any other withholdings and contributions required by law.

Expiration        Expiration of this Agreement, whether because of notice of non-renewal or otherwise, does not entitle you to Severance, except as otherwise provided under Payments on Termination for terminations that occur before the conclusion of the Term.

Governing Law     The laws of the State of Maryland (other than its conflict of laws provisions) govern this Agreement.

Notices Notices must be given in writing by personal delivery, by certified mail, return receipt requested, by telecopy, or by overnight delivery. You should send or deliver your notices to the offices of RDA. RDA will send or deliver any notice given to you at your address as reflected on RDA's personnel records. You and RDA may change the address for notice by like notice to the other. You and RDA agree that notice is received on the date it is personally delivered, the date it is received by certified mail, the

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                  date of guaranteed delivery by the overnight service, or the date the fax machine confirms effective transmission.


                              RDA CORPORATION

                         By:  /s/ Stephen F. Kupres
                              -------------------------------------------------
                              Stephen F. Kupres
                              Chief Financial Officer, Senior Vice President of
                                     Finance and Assistant Treasurer




I accept and agree:

 /s/ R. Donald Awalt
--------------------------
     R. Donald Awalt


        August 21, 2000
Dated:--------------------

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                                   Exhibit A
                                   ---------
                              Dispute Resolution

Mediation      If either party has a dispute or claim relating to this Agreement or their relationship and except as set forth in Alternatives, the parties must first seek to mediate the same before an impartial mediator the parties mutually designate, at the Company's expense (other than their respective attorneys' fees).
               Subject to the mediator's schedule, the mediation must occur within 45 days of either party's written demand. However, in an appropriate circumstance, a party may seek emergency equitable relief from a court of competent jurisdiction notwithstanding this obligation to mediate.

Binding        If the mediation reaches no solution or the parties agree to
Arbitration    forego mediation, the parties will promptly submit their disputes to binding arbitration before one or more arbitrators
               (collectively or singly, the "Arbitrator") the parties agree to select (or whom, absent agreement, a court of competent jurisdiction selects). The arbitration must follow applicable law related to arbitration proceedings and, where appropriate, the Commercial Arbitration Rules of the American Arbitration
               Association.

Arbitration    All statutes of limitations and substantive laws applicable to a
Principles     court proceeding will apply to this proceeding. The Arbitrator will have the power to grant relief in equity as well as at law, to issue subpoenas duces tecum, to question witnesses, to consider affidavits (provided there is a fair opportunity to rebut the affidavits), to require briefs and written summaries of the material evidence, and to relax the rules of evidence and procedure, provided that the Arbitrator must not admit evidence it does not consider reliable. The Arbitrator will not have the authority to add to, detract from, or modify any provision of this Agreement. The parties agree (and the Arbitrator must agree) that all proceedings and decisions of the Arbitrator will be maintained in confidence, to the extent legally permissible, and not be made public by any party or the Arbitrator without the prior written consent of all parties to the arbitration, except as the law may otherwise require.

Discovery;     The parties have selected arbitration to expedite the resolution
Evidence;      of disputes and to reduce the costs and burdens associated with
Presumptions   litigation. The parties agree that the Arbitrator should take these concerns into account when determining whether to authorize discovery and, if so, the scope of permissible discovery and other hearing and pre-hearing procedures. The Arbitrator may permit reasonable discovery rights in preparation for the arbitration, provided that it should accelerate the scheduling of and responses to such discovery so as not to unreasonably delay the arbitration. Exhibits must be marked and left with the Arbitrator until it has rendered a decision. Either party may elect, at its expense, to record

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                 the proceedings by audiotape or stenographic recorder (but not by video). The Arbitrator may conclude that the applicable law of any foreign jurisdiction would be identical to that of Maryland on the pertinent issue(s), absent a party's providing the Arbitrator with relevant authorities (and copying the opposing party) at least five business days before the arbitration hearing.

Nature of Award  The Arbitrator must render its award, to the extent feasible, within 30 days after the close of the hearing. The award must set forth the material findings of fact and legal conclusions supporting the award. The parties agree that it will be final, binding, and enforceable by any court of competent jurisdiction. Where necessary or appropriate to effectuate relief, the Arbitrator may issue equitable orders as part of or ancillary to the award. The Arbitrator must equitably allocate the costs and fees of the proceeding and may consider in doing so the relative fault of the parties.

Appeal The parties may appeal the award based on the grounds allowed by statute, as well as upon the ground that the award misapplies the law to the facts, provided that such appeal is filed within the applicable time limits law allows. If the award is appealed, the court may consider the ruling, evidence submitted during the arbitration, briefs, and arguments but must not try the case de novo. The parties will bear the costs and fees associated with the appeal in accordance with the arbitration award or, in the event of a successful appeal, in accordance with the court's final judgment.

Alternatives     This Dispute Resolution provision does not preclude a party from seeking equitable relief from a court (i) to prevent imminent or irreparable injury or (ii) pending arbitration, to preserve the last peaceable status quo, nor does it preclude the parties from agreeing to a less expensive and faster means of dispute resolution.


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